Exhibit 99.1

Contact Information:

Alan I. Rothenberg	Angie Yang/Eileen Rauchberg
Chairman/Chief Executive Officer	PondelWilkinson Inc.
Phone (310) 270-9501	Corporate and Investor Relations
Phone: (310) 279-5980
Jason P. DiNapoli
President/Chief Operating Officer
Phone: (310) 270-9505

LEADING PROXY ADVISORY FIRMS REJECT DISSIDENT NOMINEE TO

1st CENTURY BANCSHARES BOARD

Los Angeles, CA – May 27, 2008 - 1st Century Bancshares, Inc. (OTCBB:FCTY), the holding company of 1st Century Bank, N.A., today announced that two leading independent proxy advisory firms—RiskMetrics Group (formerly Institutional Shareholder Services) and Glass Lewis & Co.—have rejected a bid by a dissident shareholder.

Noting that “Mr. Cohen has neither banking experience nor public company board experience,” RiskMetrics said it was “not convinced that the dissident would enhance the level of discussion in the boardroom.”  It also noted that “several of Palisair’s allegations, particularly those involving the company’s culture and investor dissatisfaction, have not been substantiated.”

Glass Lewis noted that under 1st Century’s current board and management leadership, “the Company appears to have performed in line with (or better than) its peers in many respects,” and concluded, “We see no reason to believe that the election of the dissident nominee would provide more meaningful returns to shareholders than management’s current strategy.”

Commenting on both recommendations, Alan Rothenberg, 1st Century’s Chairman of the Board and Chief Executive Officer, said, “We believe that the recommendations of both RiskMetrics and Glass Lewis are in line with our efforts to promote steady and prudent growth and to build long-term shareholder value.”

The Company’s annual shareholder meeting is scheduled for Thursday, May 29, 2008 at 5:00 p.m., located at 1875 Century Park East, Suite 100, in Los Angeles, CA.

(more)

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is the bank holding company of 1st Century Bank, N.A., a full service commercial bank headquartered in the Century City area of Los Angeles.  The Bank’s primary focus is relationship banking to family owned and closely held small and middle market businesses, professional service firms and high net worth individuals, real estate investors, medical professionals, and entrepreneurs.  Additional information is available at www.1stcenturybank.com.

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